Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) dated December 19, 2024 is by and between OneMeta Inc., a Nevada corporation (the “Company”) and Saul Leal (“Executive”). This Agreement shall become effect upon the completion of the initial public offering (the “Effective Date”).

RECITALS:

WHEREAS, the Company employs Executive as its Chief Executive Officer; and

WHEREAS, the Company and Executive desire to enter into this Agreement, which embodies the terms of such employment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Term of Employment. Executive’s employment with the Company under this Agreement shall commence on the Effective Date and continue through the fifth anniversary of the Effective Date (the “Employment Term”); provided, however, the Employment Term shall be automatically extended for an additional one-year period commencing with the fifth anniversary of the Effective Date and, thereafter, on each such successive anniversary of the Effective Date (each, an “Extension Date”), unless the Company or Executive provides the other party at least 90 days’ prior written notice before the next Extension Date that the Employment Term shall not be so extended (a “Notice of Non-Renewal”).

2. Position, Duties, Authority, and Policies.

(a) Position. Executive shall serve as the Chief Executive Officer (“CEO”) chief revenue officer (“CRO”), and chief product officer (“CPO”) of the Company. In such positions, Executive shall have such duties, functions, responsibilities and authority as shall be determined from time to time by the board of directors of the Company or its subsidiaries (the “Board”) and consistent with Executive’s position and title. Executive shall report directly to the Board. As a Co-Founder, Executive shall continue to serve on the board of directors of the Company or its subsidiaries (the “Company Group”). Until the Company has the funding and revenue to support the roles, as determined by the Board, Executive shall serve CRO, and CPO. When the Company hires people or appoints other people to those roles, Executive shall cease to have those titles and responsibilities.

(b) Time Commitments. Executive will devote substantially all of Executive’s business time and efforts to the operation and oversight of the business of the Company Group and performance of Executive’s duties hereunder (excluding periods of vacation, approved time off or leave of absence) and will not, without the Company’s prior consent (which shall not be unreasonably withheld, conditioned or delayed), engage in any other business activities that conflict with Executive’s duties or services to the Company Group. Executive shall be subject to the terms and conditions of the Company Group’s employee policies and codes of conduct as in effect from time to time to the extent not inconsistent with this Agreement.

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3. Compensation.

(a) Base Salary. Upon completion of the Company’s initial public offering (“IPO”) and during the Employment Term, the Company shall pay (or cause to be paid) to Executive a base salary at the annual rate of $300,000 (“Base Salary”), payable in regular installments in accordance with the usual payment practices of the Company Group. Executive’s Base Salary shall be subject to annual review and subject to increase, as may be determined from time to time in the sole discretion of the Board, but is not subject to decrease for any reason without Executives’ express written consent.

(b) Bonuses. During the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) based on the achievement of performance objectives and targets established annually by the Board or the compensation committee of the Board, in consultation with Executive as described in Exhibit IV of this Agreement. Additional bonuses may be granted by the Board to Executive in addition to the Annual Bonus, for services and results achieved by Executive. Any Annual Bonus shall be paid to Executive within two and one-half months after the end of the applicable fiscal year; provided, that if the applicable performance objectives and targets have not, if necessary, been verified by audit by such time, then the Annual Bonus, if any, shall be payable within 10 days following such verification, but not later than April 30 of such year (provided, that the Company shall use its reasonable best efforts to complete any such audit and pay such Annual Bonus as promptly as practicable). Any Annual Bonus in respect of any fiscal year in which Executive’s employment is terminated shall be as provided in Section 5.

4. Benefits.

(a) General. During the Employment Term, Executive shall be entitled to participate in the retirement, health and welfare benefit plans, practices, policies and arrangements of the Company Group as in effect from time to time (collectively, “Employee Benefits”), on terms and conditions no less favorable than each of the Employee Benefits are made available to any other senior executive of the Company Group (other than with respect to any terms and conditions specifically determined under this Agreement, the benefits for which shall be determined instead in accordance with this Agreement). For the avoidance of doubt, no new benefit plans shall be required to be adopted. Executive shall be entitled to the perquisites set forth on Exhibit I.

(b) Vacation. Executive shall be entitled to six weeks paid vacation pursuant to the applicable Company vacation policy, plan or regular practice, as may be modified from time to time.

(c) Reimbursement of Business Expenses. During the Employment Term, the Company shall reimburse Executive for reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with its then-prevailing business expense policy (which shall include appropriate itemization and substantiation of expenses incurred); provided, that reimbursement for travel expenses incurred by Executive in the performance of Executive’s duties hereunder shall be made in accordance with the travel policy of the Company, which, with respect to Executive, shall be consistent with the travel policy in effect for Executive as of immediately prior to the Effective Date.

(d) Life Insurance. Within 60 days after the IPO, Company shall provide term life insurance in the amount of $2,000,000 in the form of “key man” insurance. Executive agrees that the primary beneficiaries shall be the Company 50%, spouse or estate of Executive 50%. Executive will obtain the spousal consent from his wife.

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5. Termination and Severance.

(a) Voluntary Termination by Executive: Executive may terminate this Agreement for convenience at any time, for any reason, upon one hundred twenty (120) days written notice to the Company (the “Notice Period”). If Executive terminates this Agreement pursuant to this provision, the Company will pay Executive all accrued but unpaid Base Salary, all earned but unpaid bonuses, all employee benefits, and all unused vacation earned through the date of termination (“Accrued Compensation”) plus one times Executive’s Base Salary. Except for Executive’s entitlement to vested stock options and/or other vested retirement benefits, if any, Executive’s eligibility for benefits under any Employee Benefit Plan, other than COBRA, or pursuant to this Agreement shall cease on Employee’s last day of employment with the Company.

(b) Termination by the Company for Cause.

Termination for Cause/Definition. The Company may terminate this Agreement at any time for Cause. Upon termination by the Company for Cause, Executive shall only be entitled to his Accrued Compensation. “Cause” means any of the following:

●	Executive’s conviction of material theft, embezzlement, any other serious crime or material act of dishonesty relating to his employment with the Company;
●	Any conviction of a material violation of any law, rule, or regulation applicable to the Company, including, but not limited to, those established by the Securities and Exchange Commission, or any regulatory organization having jurisdiction or authority over Executive or the Company;
●	Any failure by Executive, in a timely fashion, to inform the Company of any material violation of any law, rule or regulation by the Company or one of its direct or indirect subsidiaries, of which such violation Executive has actual knowledge;
●	Executive’s willful and continued failure to substantially perform all his duties and obligations of employment (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not remedied within 60 days after receipt of written notice from the Company;
●	Executive’s conviction of a felony having as its predicate element fraud, dishonesty, misappropriation, or moral turpitude.

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(c) Termination by Executive for Good Reason.

i. Termination for Good Reason/Definition. Executive may terminate this Agreement for Good Reason, after providing fifteen (15) days written notice to the Company, which identifies the Good Reason for Executive’s termination. The Company shall have an opportunity to cure the circumstances constituting Good Reason. In the event that the Company fails to cure the Good Reason and Executive terminates his employment for Good Reason, Executive shall receive, within twenty (20) business days of the termination date, (a) all Accrued Compensation as defined in Section 5, and (b) Additional Severance Compensation as defined in Section 5(h) of this Agreement. For the purposes of this Agreement, “Good Reason” means:

●	A Change of Control; or
●	Executive’s non-voluntary removal from his position as CEO, other than as provided in Section 5(b) for Cause, or by Executive’s death or disability (as defined in Sections 5(d) and 5(e) below) during the term of this Agreement; or
●	A requirement by the Company that Executive cannot work remotely or must move to a different geographic location as a condition of continued employment in his current position; or
●	The relocation by the Company of Executive’s primary workplace; or
●	Failure by the Company to make any payment to Executive required to be made under the terms of this Agreement, if the breach is not cured within fifteen (15) days after Executive provides written notice to the Company that provides in reasonable detail the nature of the payment; or
●	Failure by the Company to manage the Executive and his responsibilities in a manner consistent with what would be considered to be good faith or in such a manner that it would diminish or materially impact his ability to perform his role as CEO. Examples of failure to operate in good faith include but are not limited to: intentionally attempting to persuade or induce, directly or indirectly, the Executive to voluntarily terminate this agreement; providing false or misleading information (or knowingly failing to provide useful or relevant information) to the Executive with the intent to negatively affect the Executive’s performance or apparent judgment; or knowingly failing to provide the Executive with reasonable and customary support for the execution of his responsibilities, resulting in negatively affecting the Executive’s performance and or compensation. Examples of diminishing or materially impacting his ability to perform his role include but are not limited to: formal or informal demotion as the CEO or effective demotion disabling Executive to fulfil his duties; re-assignment to a subsidiary; or insufficient resources (funding, people, process, systems, etc.) to carry out the assigned responsibilities and duties.

ii. Change of Control – Definition. As used herein, “Change of Control” shall mean a merger or consolidation with another entity in which the Company’s Co-Founders do not own more than 50% of the outstanding voting power of the surviving entity or the disposition of all or substantially all of the Company’s assets.

(d) Termination Based on Executive’s Disability. The Company may terminate this Agreement, at any time, if the Board of Directors determines in good faith that Executive has sustained a “disability” as defined herein. For the purposes of this Agreement, Executive shall be deemed to have sustained a “disability” if he has been unable, due to a physical or mental impairment, to perform his duties for a period of more than one hundred twenty (120) days in any twelve (12) month period. Upon termination of this Agreement for disability, the Company shall pay Executive his Accrued Compensation through the date of termination plus the Additional Severance Compensation described in Section 5(h)(ii) of this Agreement.

(e) Death of Executive. Executive’s employment shall terminate automatically upon Executive’s death. Upon termination of this Agreement because of Executive’s death, the Company shall pay Executive’s spouse (or estate if spouse is deceased) Executive’s Accrued Compensation through the date of Executive’s death plus the Additional Severance Compensation described in Section 5(h)(ii) of this Agreement calculated at Executive’s Base Salary monthly rate at time of death, along with any additional compensation that would have been due through the end of quarter during which the death occurred.

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(f) COBRA Eligibility. Regardless of the reason for termination, including voluntary resignation, if the Company is a COBRA-eligible employer at the time of termination of this Agreement and Executive’s employment, Executive’s rights to COBRA coverage shall be the same as any other terminating employee and governed by the then-existing COBRA statute. If Company is not COBRA-eligible, Company will include Employee in Health Insurance plan, in place for Employee and Employee’s spouse at time of termination, without lapse and for a period of 18 months following date of termination.

(g) Effect of Termination on Employment. Upon termination of this Agreement, regardless of the reason for termination, Executive’s employment shall also immediately terminate and cease, and any subsidiaries, if applicable, effective immediately upon the termination date. In addition, at the date of notification of termination, all access to the following shall be terminated, which includes but is not limited to: company computers, servers, accounts, bank accounts and other financial accounts will terminate. Executive will no longer be authorized to write or approve checks, or to send or approve payments of any kind, for any reason.

(h) Severance.

i. Severance in the Event of a Change in Control. If Executive terminates this Agreement for Good Reason due to a Change in Control, as provided in Section 5(c) of this Agreement, then Executive’s Additional Severance Compensation shall be four (4) times Executive’s Base Salary. Such severance shall be paid within ten (10) days immediately following change of control, in one lump sum to Executive.

ii. Severance in the Event of a Termination for “Good Reason” by Executive, or Disability, or Death of Executive. If the Executive terminates this agreement for “Good Reason” under Section 5(c) (but not for a “change in control”), Executive’s Additional Severance Compensation shall be three (3) times Executive’s Base Salary. If Executive’s termination is due to disability or death, Executive’s Additional Severance Compensation shall be two (2) times Executive’s Base Salary. Such severance shall be paid within ten (10) days of the Company receiving notice of Termination for Good Reason by Executive, or by Executive’s spouse, next of kin, or Executive’s medical provider if Executive is disabled, or by Executive’s estate upon the death of Executive.

iii. No Mitigation. The Severance Payments set forth in Section 5(h) shall not be reduced whether or not Executive obtains other employment.

(i) Resignation from Company Board of Directors. If Executive is terminated by the Company for cause, Executive shall be deemed to have voluntarily resigned from the Company’s board of directors.

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6. Restricted Activities. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company Group and further acknowledges and recognizes that Executive has received, and will receive, Confidential Information (as defined below) and trade secrets of the Company Group, and accordingly agrees as follows:

(a) Non-Competition. During the Employment Term and during the Restricted Period, as defined here, within the Restricted Territory, as defined herein, Executive shall not:

i. engage in business that has artificial intelligence products and services that are substantially similar to or that is a Competitive Business of the Company Group; (iii); or (iv) start a new company, venture, or undertaking that would be a Competitive Business with the Company Group.

ii. become an officer or director, of a company that is a Competitive Business with the Company Group :

iii. interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the members of the Company Group and any of their clients, customers, suppliers, partners, members or investors.

iv. take an equity ownership position greater than five percent (5%) in an entity that is a Competitive Business of the Company Group. Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of a Competing Business which is publicly traded on a national or regional stock exchange or on the over-the-counter-market if Executive does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) Employee Non-Solicitation. During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf or in conjunction with any Person, directly or indirectly:

i. solicit or encourage any employee of the Company Group to leave the employment of the Company Group;

ii. hire or solicit for employment any employee who was employed by the Company Group as of the date of Executive’s termination of employment with the Company Group for any reason or who left the employment of the Company Group coincident with, or within one year prior to, the date of Executive’s termination of employment with the Company Group for any reason; or

iii. encourage any material consultant of the Company Group to cease working with the Company Group; and

(c) Non-Disparagement. During the Employment Term and following a termination of employment for any reason (i) Executive agrees not to make, or direct any other Person to make, any Disparaging Statement (as defined below) about the Company Group, (or any of their respective officers or directors) (it being understood that comments made in Executive’s good faith performance of Executive’s duties hereunder shall not be deemed disparaging or defamatory for purposes of this Agreement) and (ii) the Company shall instruct the members of the Board not to make, or direct any other Person to make, any Disparaging Statement about Executive. In addition, following the termination of Executive’s employment with the Company Group for any reason, the Company shall instruct the members of the Company Group’s management team and any other individual who is authorized to make any public statement on behalf of the Company Group not to make, or direct any other Person to make, any Disparaging Statement about Executive. For purposes of this Agreement, a “Disparaging Statement” shall mean any communication that defames or disparages or has the effect of defaming or disparaging.

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(d) For purposes of this Agreement the following terms shall have the meanings provided herein.

i. A “Competitive Business” means companies primarily engaged in machine translation or voice-to-voice AI translation services.

ii. The “Restricted Period” means twelve (12) months following separation from the Company.

iii. The “Restricted Territory” means the United States and Canada.

(e) The provisions of this Section 6 shall survive the termination of Executive’s employment for any reason, including but not limited to, any termination other than for Cause.

7. Confidentiality; Intellectual Property.

(a) Confidentiality.

i. Executive will not, during the Employment Term or for a twelve (12) month period after Executive’s termination of employment with the Company, (x) retain; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside any Company Group member (other than (A) Executive’s professional advisers who are bound by confidentiality obligations, (B) in performance of Executive’s duties under Executive’s employment pursuant to customary industry practice, (C) in connection with any litigation proceedings for enforcement by Executive of Executive’s rights under this Agreement and (D) to Executive’s representatives who have a need to know such information for tax or financial reporting reasons), any non-public, proprietary or confidential information (in any form or medium, including text, digital or electronic) – including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other Company Group intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals (in any form or medium, tangible or intangible) – concerning the past, current or future business, activities and operations of an Company Group member and/or any third party that has disclosed or provided any of same to any Company Group member on a confidential basis (“Confidential Information”) without the prior written authorization of the Board. Executive will not during the Employment Term or for a twelve (12) month period after Executive’s termination of employment with the Company use any Confidential Information for the benefit, purposes or account of Executive or any other Person, other than in the performance of Executive’s duties under this Agreement.

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ii. “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (B) made available to Executive by a third party without breach of any confidentiality or other wrongful act of which Executive has knowledge; (C) required by law to be disclosed; provided, that with respect to subsection (C) Executive shall (to the extent legally permissible and reasonably practicable) give prompt written notice to the Company of such requirement, disclose no more information than is required, and reasonably cooperate with any attempts by any Company Group member to obtain a protective order or similar treatment; or (D) permitted to be disclosed pursuant to any organizational document of the Company Group.

iii. Except as required by law, Executive will not disclose to anyone, other than Executive’s family (it being understood that, in this Agreement, the term “family” refers to Executive, Executive’s spouse, spouse equivalent, children, parents, spouse’s parents and spouse equivalent’s parents) and advisors, the existence or contents of this Agreement; provided, that Executive (a) may disclose to any prospective future employer the existence of this Agreement including but not limited to the provisions of Section 6 and Section 7 of this Agreement and, (b) may disclose the existence or contents of this Agreement in connection with any litigation proceedings for enforcement by Executive of Executive’s rights under this Agreement (provided, that, in connection with any such litigation or proceedings not involving the Company Group or any of their Affiliates, Executive shall (to the extent legally permissible and reasonably practicable) disclose no more information than is required). This Section 7(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

iv. Upon termination of Executive’s employment with the Company for any reason, Executive shall, upon the Company’s request, promptly destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and nothing herein shall require Executive to destroy any computer records or files containing Confidential Information which Executive is required to maintain pursuant to applicable law or in connection with any litigation proceedings for enforcement by Executive of Executive’s rights under this Agreement; provided, that the provisions of this Agreement will continue to apply to such Confidential Information.

v. Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with the U.S. federal, state or local governmental or law enforcement branch, agency or entity (or similar bodies of relevant foreign jurisdictions) (collectively, a “Governmental Entity”) with respect to possible violations of any applicable law or regulation, or from otherwise making disclosures to any Governmental Entity that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law, and nothing shall preclude Executive’s right to receive an award from a Governmental Entity for information provided under any whistleblower program. Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure.

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vi. Pursuant to the Defend Trade Secrets Act of 2016, the Company and Executive hereby confirm, understand and acknowledges that Executive shall not be held criminally or civilly liable under any applicable federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made by Executive under seal. The Company and Executive hereby confirm, understand and acknowledge further that if Executive files a lawsuit for retaliation by an employee or for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order. Moreover, Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Except as required by applicable law, under no circumstance will Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company, without prior written consent of the Company’s General Counsel or other officer designated by the Company.

(b) Intellectual Property.

i. If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, concepts, intellectual property, materials, trademarks or similar rights, documents or other work product (including without limitation, research, reports, software, algorithms, techniques, databases, systems, applications, presentations, textual works, content, improvements, or audiovisual materials), whether or not patentable or registrable under patent, trademark, copyright or similar laws (“Works”), either alone or with third parties, at any time during Executive’s employment by the Company Group members and within the scope of such employment (it being understood that, for the avoidance of doubt, the activities set forth on EXHIBIT II shall not be considered within the scope of such employment for the purposes of this Section 7) and/or with the use of any resources of any Company Group member or their respective Affiliates, which Works shall be “Company Group Works” (it being understood that, notwithstanding anything herein to the contrary, in no event shall (a) any invention, design, development, contribution to or improvement of any works of authorship, invention, concept, intellectual property, material, trademark or similar rights, documents or other work product (including without limitation, research, reports, software, algorithms, techniques, databases, systems, applications, presentations, textual works, content, improvements, or audiovisual materials), whether or not patentable or registrable under patent, trademark, copyright or similar laws, developed using the information and technologies contained in Exhibit III of this Agreement that not are competitive products of the Company Group (the “Executive Owned Works”), or (b) Executive’s name, likeness, image or any other rights of publicity be considered Company Group Works). Executive agrees that all such Company Group Works shall, as between the parties hereto, be the sole and exclusive property and intellectual property of the Company. Executive hereby irrevocably assigns, transfers and conveys (and agrees to so assign, transfer and convey), to the maximum extent permitted by applicable law, all of Executive’s right, title, and interest (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition, other intellectual property laws, and related laws) in any Company Group Works to the Company Group members to the extent ownership of any such rights does not vest originally in such Company Group members whether as a “work made for hire” or by virtue of the prior sentence. If Executive creates any written records (in the form of notes, sketches, drawings, or any other tangible form or media) of any Company Group Works, such records will remain, as between the parties hereto, the sole property and intellectual property of the Company Group at all times. For clarity, any activities by Executive using (x) Executive Owned Works, or (y) Executive’s name, likeness, image or any other rights of publicity are outside of the ordinary course of business of the Company Group, and shall not be considered within the scope of Executive’s employment for the purposes of this Section 7.

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ii. Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the expense of any Company Group member (but without further remuneration) to assist the applicable Company Group member or its affiliates in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company Group members’ rights in the Company Group Works. Executive hereby designates and appoints the Company and its designees as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead solely to the extent necessary to execute and file such documents necessary to allow the Company Group member or its affiliates to validate, maintain, protect, enforce, perfect, record, patent or register any of the Company Group members’ rights in the Company Group Works and solely to the extent Executive is unable or unwilling to do so. This power of attorney is irrevocable. Executive shall not knowingly take any actions inconsistent with the Company’s ownership rights set forth in this Section 7, including by filing to register any Company Group Works in Executive’s own name.

iii. Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with any Company Group member or their respective Affiliates any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company Group that are from time to time previously disclosed to Executive, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.

iv. Executive shall not use any Executive Owned Work in connection with Executive’s employment with the Company Group without prior written consent of the Company. If, in connection with Executive’s employment with the Company, Executive incorporates into any Company product, service or process any Executive Owned Work (or any portion of an Executive Owned Work), in any manner whatsoever, Executive grants the Company a non-exclusive, perpetual (or the maximum time period allowed by applicable law), sub-licensable, assignable, royalty-free right and worldwide license to use, modify, reproduce, reduce to practice, market, distribute, communicate and/or sell such Executive Owned Work or portion of such Executive Owned Work solely to the extent necessary for the Company to exploit such Company product, service or process. The Company, on behalf of itself and the other members of the Company Group, agrees that any and all Executive Owned Works shall, as between the parties hereto, be and remain the sole and exclusive property and intellectual property of Executive. For the avoidance of doubt, notwithstanding anything herein to the contrary, in no event shall any Executive Owned Works (or any portion thereof) be considered “Confidential Information” of the Company under this Agreement.

(c) The provisions of Section 7 hereof shall survive the termination of Executive’s employment for any reason (except as otherwise set forth in Section 7(a)(iii) hereof).

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8. Specific Performance. Each Party acknowledges and agrees that remedies at law for a breach or threatened breach of any of the provisions of Section 6 and Section 7 of this Agreement may be inadequate and the Party may suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Each Party agrees that, in the event of such a material breach, in addition to any remedies at law, any member of the Company Group, without posting any bond, shall be entitled, in addition to any other remedy available at law or equity, to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

9. Miscellaneous.

(a) Indemnification; Directors’ and Officers’ Insurance. The Company shall indemnify and hold Executive harmless from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by Executive from the Company), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever (collectively, “Claims and Expenses”), which may be imposed on, incurred by, or asserted at any time, against Executive that arises out of or relates to Executive’s service as an officer, director or employee, as the case may be, of any Company Group member, or Executive’s service in any such capacity or similar capacity with an affiliate of the Company Group or other entity at the request of the Company Group; provided, that Executive shall not be entitled to indemnification hereunder against any Claims or Expenses that are finally adjudicated by a court of competent jurisdiction, and all appeals, to have resulted from any act or omission that (i) is a criminal act by Executive or (ii) constitutes fraud or willful misconduct by Executive. The Company shall pay the expenses (including reasonable legal fees and expenses and costs of investigation) incurred by Executive in defending any such claim, demand, action, suit or proceeding as such expenses are incurred by Executive and in advance of the final disposition of such matter; provided, that Executive undertakes to repay such expenses if it is determined by agreement between Executive and the Company or, in the absence of such an agreement, by a final judgment of a court of competent jurisdiction that Executive is not entitled to be indemnified by the Company Group. The Company (or other Company Group member) will maintain directors’ and officers’ liability insurance providing coverage in such scope and subject to such limits as the Company determines, in its discretion, is appropriate.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of laws principles thereof that would direct the application of the law of any other jurisdiction.

(c) Jurisdiction; Venue. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any federal or state court sitting in Clark County, Nevada over any suit, action or proceeding arising out of or relating to this Agreement and each of the parties agrees that any action relating in any way to this Agreement must be commenced only in the federal or state courts of Clark County, Nevada. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in Section 9(j).

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(d) Entire Agreement; Amendments. This Agreement (including, without limitation, the exhibits attached hereto) contains the entire understanding of the parties with respect to the employment of Executive by any member of the Company Group, and supersedes all prior agreements and understandings between Executive and any member of the Company Group regarding the terms and conditions of Executive’s employment with the Company Group, the protections that exist under the terms of any applicable long term incentive plan (or any earned compensation, including under any retirement or deferred compensation plans), the Company’s 2023 Incentive Stock Plan and any other equity, option or warrant plan entered into between the Company and Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement (including, without limitation, the exhibits attached hereto) may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(e) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f) Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided hereunder pursuant to Section 5, as applicable, following the Employment Term shall not be subject to set-off for amounts owed by Executive to any Company Group member. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments owed to Executive by the Company Group shall not be reduced by any compensation or benefits received from any subsequent employer, self-employment or other endeavor.

(g) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(h) Assignment. This Agreement and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement shall automatically be assigned by the Company to a person or entity which is a successor in interest (“Successor”) to all or substantially all of the then-business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Successor.

(i) Compliance with Code Section 409A.

i. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest.

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ii. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

iii. Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service, the Company determines that Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (x) six months and one day after such separation from service and (y) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(i) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified herein.

iv. Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including that (A) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year that follows the calendar year in which the applicable fees, expenses or other amounts were incurred; (B) the amount of expenses eligible for reimbursement, or in- kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (C) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

v. For purposes of Code Section 409A, Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

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(j) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

OneMeta Inc.

450 S 400 East, Suite 200

Bountiful, Utah 84010

with a copy (which shall not constitute notice) to:

Rowland Day

465 Echo Bay Trail

Bigfork, Montana 59911

If to Executive:

Saul Leal

1210 Sunrise Place

Bountiful, Utah 84010

To the most recent address of Executive set forth in the personnel records of the Company.

(k) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of the terms of any employment agreement or other agreement or written policy to which Executive is a party or otherwise bound. Executive hereby further represents that Executive is not subject to any agreement with a previous employer that is unaffiliated with the Company Group that contains any restrictions on Executive’s ability to solicit, hire or engage any employee or other service provider of such previous, unaffiliated employer that would restrict the ability of Executive to perform Executive’s duties hereunder.

(l) Cooperation. Executive shall provide reasonable cooperation in connection with any pending claim, litigation, regulatory or administrative proceeding involving any Company Group member (or any appeal from any action or proceeding) arising out of or related to the period when Executive was employed by any Company Group member. In the event that Executive’s cooperation is requested after the termination of Executive’s employment, the applicable Company Group member shall (i) use its reasonable efforts to minimize interruptions to Executive’s personal and professional schedule and (ii) pay Executive an agreeable amount for Executive’s time and (iii) reimburse Executive for all reasonable out-of-pocket expenses actually incurred by Executive in connection with such cooperation upon reasonable substantiation of such expenses. To the extent that the Company and Executive cannot reach agreement on an amount payable under Section 9(l)(ii), Executive will have no obligation to provide such cooperation.

(m) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. Any amounts so withheld shall be properly paid over to the appropriate government authority. The Company, and the Board shall indemnify, defend, and hold Executive harmless for any failure of the Company to properly withhold and pay over any such federal, state and local taxes.

(n) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties herein have duly executed this Agreement as of the day and year first above written.

ONEMETA INC.

By:	/s/ Rowland Day
Name:	Rowland Day
Title:	President

EXECUTIVE

/s/ Saul Leal
Saul Leal

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EXHIBIT I

●	Company Car. Executive shall be entitled to a Company auto expense not to exceed $2,000 per month.

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EXHIBIT II

Executive may engage in the following activities:

●	with the approval of the Board (which approval shall not be unreasonably withheld, conditioned or delayed), serve on the board of directors (or equivalent governing bodies) of other for-profit enterprises provided such companies are not a Competitive Business; and

●	During any annual year may engage in 3 (A) public speaking engagements, (B) publishing opportunities and/or (C) professional events or conferences, in each case, subject to the approval of the Board (which approval shall not be unreasonably withheld, conditioned or delayed) to the extent that such speaking engagements, publishing opportunities and events or conferences are outside of the ordinary course of business of the Company Group.

Executive shall be entitled to retain all fees or other payments earned in connection with the activities set forth on this Exhibit II.

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EXHIBIT III

1.	General AI Technologies:

●	General-purpose language models

●	Chatbot frameworks

●	General NLP systems

●	AI model training platforms

●	General-purpose machine learning systems

2.	Voice Technologies:

●	Voice synthesis not materially related to the Company Group products and services

●	Voice cloning

●	Voice authentication

●	General speech recognition

●	Voice biometrics

3.	General Cognitive Services:

●	Text analysis

●	Sentiment analysis

●	Entity recognition

●	Content generation

●	Document understanding

●	Image processing

●	Computer vision

●	General audio processing

4.	Data Science & ML Platforms:

●	Machine learning frameworks

●	Model training systems

●	Data annotation platforms

●	Dataset management systems

●	ML ops platforms

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EXHIBIT IV

Executive Metrics:

1.	Product Development & Innovation

●	New product launches

●	Technology milestones

●	Patent/IP portfolio growth

2.	Sales Performance

●	Revenue growth

●	Market expansion

●	Enterprise client acquisition

3.	Organizational Leadership

●	Employee retention

●	Culture metrics

●	Team growth/development

4.	Shareholder Confidence

●	Stock performance

●	Investor relations

●	Market positioning

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